Exhibit 3.1

SECTION 8.02(a) OF ARTICLE VIII OF THE AMENDED AND RESTATED BYLAWS OF REGAL BELOIT CORPORATION

8.02       Forum for Certain Actions.

(a)        Forum.  Unless a majority of the Board of Directors, acting on behalf of the corporation, consents in writing to the selection of an alternative forum (which consent may be given at any time, including during the pendency of litigation), any commercial court established pursuant to Wisconsin Supreme Court Order No. 16-05 and amendments thereto (or, if such commercial courts established pursuant to such order do not have jurisdiction or cease to exist, any circuit court located within the State of Wisconsin or, if no circuit court located within the State of Wisconsin has jurisdiction, any other state court located within the State of Wisconsin, or if no state court located within the State of Wisconsin has jurisdiction, a federal district court located in the State of Wisconsin), to the fullest extent permitted by law, shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of the corporation to the corporation or the corporation’s shareholders, (iii) any action asserting a claim against the corporation or any of its directors, officers or other employees arising pursuant to any provision of the Wisconsin Business Corporation Law, these bylaws or the Articles of Incorporation (in each case, as may be amended from time to time), or (iv) any action asserting a claim against the corporation or any of its directors, officers or other employees governed by the internal affairs doctrine of the State of Wisconsin, in all cases subject to the court’s having personal jurisdiction over all indispensable parties named as defendants. Unless a majority of the Board, acting on behalf of the corporation, consents in writing to the selection of an alternative forum (which consent may be given at any time, including during the pendency of litigation), the federal district courts of the United States of America, to the fullest extent permitted by law, shall be the sole and exclusive forum for the resolution of any action asserting a cause of action arising under the Securities Act of 1933, as amended.